EXHIBIT 10.23
                         EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made as of the 1st day of July, 1995, between Promus Hotel Corporation, a Delaware corporation with its executive offices at 850 Ridge Lake Boulevard, Memphis, Tennessee (the
"Company"), and Raymond E. Schultz (the "Executive").

     The Company and the Executive agree as follows:

1.   Introductory Statement.

     The Company desires to secure the services of the Executive as Chief Executive Officer, and the Executive is willing to execute this Agreement with respect to his employment. This Agreement is effective on July 1, 1995, and shall expire on December 31, 1999 ("the Termination Date"), subject to the terms and conditions herein.

2.   Agreement of Employment.

     The Company agrees to, and hereby does, employ the Executive, and the Executive agrees to, and hereby does accept, employment by the Company, in a full-time capacity as Chief Executive Officer, pursuant to the provisions of this Agreement and of the bylaws of the Company and subject to the control of the Board of Directors. It is understood that the Executive's position as Chief Executive Officer is subject to his yearly re-election as Chief Executive Officer by the Board. See paragraph 6 herein for Executive's rights if such re-election does not occur during the term of this Agreement.

 3.  Executive's Obligations.

     During the period of his service under this Agreement, the Executive shall devote substantially all of his time and energies during business hours to the supervision and conduct, faithfully and to the best of his ability, of the business and affairs of the Company and to the furtherance of its interests, and to such other duties as directed by the Board.

4.   Compensation.

     The Company shall pay to Executive a salary at the rate of $310,000 per year, in equal bi-weekly installments, provided, however, that the Human Resources Committee of the Board (the "HRC") shall in good faith review the salary of the Executive, on an annual basis, with a view to consideration of appropriate merit increases in such salary. In addition, except as otherwise provided in this Agreement, during the term of this Agreement the Executive shall be entitled to participate in incentive compensation programs and to receive employee benefits and perquisites at least as favorable to the Executive as those presently provided to Executive by the Company, and as may be enhanced for all senior officers. Such benefits include, but are not limited to, the rabbi trust (provided pursuant to the escrow agreement dated June 30, 1995 as amended (the "Escrow Agreement")) and his Severance Agreement dated June 30, 1995, a copy of which is attached hereto as Exhibit A (the "Severance Agreement") both of which will continue in force subject to their terms and conditions including the termination and amendment provisions thereof. There will be no diminution of the above compensation, perquisites, or benefits except as provided in this Agreement.

     The Executive will use the Company's aircraft for security purposes for himself and his family (with standard charges for non-employee family members and for non-Company business usage). The Company will also provide Executive with appropriate security arrangements at his residence.

     If the Executive dies or resigns pursuant to this Agreement or pursuant to any other agreement between the Company and the Executive providing for such resignation during the period of this Agreement, service for any part of the month in which any such event occurs shall be considered service for the entire month.

5.   Termination From Employment on December 31, 1999

     5.1 Except as otherwise provided in this Agreement, the date of Executive's termination from employment shall be December 31, 1999 ("the Termination Date").

     5.2 After the date of Executive's termination from employment at any time (including termination or resignation prior to the Termination Date, if that should occur), he will be entitled to participate at the Company's expense for his lifetime in the Company's group health insurance plans applicable to corporate executives including family coverage as applicable (medical, dental and vision coverage). It is understood that the Executive will be subject to income tax on the cost of the benefits provided to him after his termination. His group health insurance benefits after any termination of employment will not be less than those offered to corporate officers of the Company, and he will be entitled to any later enhancements in such benefits. His benefits will be the same as normally provided to other retired management directors pursuant to the policy adopted by the HRC on May 26, 1995, including term life insurance of $50,000 (except to the extent he voluntarily elects not to participate in any plan).

     5.3 After the date of Executive's termination from employment, his EDCP account and any other deferred compensation balances will continue to be protected by the Escrow Agreement if it is then in force subject to the terms and conditions of the Escrow Agreement including its termination and amendment provisions.

6.   Termination Without Cause or Resignation for Good Reason

     6.1 The Board reserves the right to terminate Executive from his then current position without cause at any time upon at least three months prior written notice. The failure of the Board to elect Executive as Chief Executive Officer during the annual election of officers shall also be deemed termination without cause for purposes of this Agreement unless, before the election, the Board has sent the written notice initiating termination for Cause as provided in paragraph 11.1, and Executive is thereafter terminated for Cause. Executive reserves the right to resign his position for Good Reason (as defined in paragraph 11.2 herein) by giving the Company 30 days written notice which states the reason for his resignation. For purposes of this Agreement, Good Reason does not include changes that are expressly permitted by this Agreement.

     6.2 Upon Executive's termination without cause or resignation from his position with Good Reason as described in paragraph 6.1 above:

     (a) Executive will continue in employee status as a consultant-employee for two years beginning on the date of such termination without cause or resignation with Good Reason (the "Transition Period"). His stock options and any restricted stock will continue in force for vesting purposes during the Transition Period. Any unvested stock options and unvested shares of restricted stock that do not vest during the Transition Period will be forfeited.

     (b) Executive will become vested at the retirement rate under the Executive Deferred Compensation Plan ("EDCP") on the date of such termination without cause or resignation with Good Reason.

     (c) Executive will continue to receive his then-current salary rate and the right to participate in the Company's benefit plans during the Transition Period but he will no longer be eligible for bonus, stock option or restricted stock grants or any other long term incentive awards then in effect.

     (d) After the expiration of the Transition Period, Executive will be entitled to the lifetime group insurance benefits described in paragraph 5.2.

7.   Termination For Cause or Resignation Without Good Reason

     7.1 The Board will have the right to terminate Executive at any time from his then-current position for Cause (as defined in paragraph 11.1 herein).

     7.2 If Executive is terminated for Cause or if he resigns his position without Good Reason (including if he retires without Good Reason, except as otherwise provided in Paragraph 7.3 below), then
(a) all of his rights and benefits under this Agreement shall thereupon terminate and his employment shall be deemed terminated on the date of such termination or resignation, (b) he shall be entitled to all accrued rights, payments and benefits vested or paid on or before such date under the Company's plans and programs, but unvested stock options and unvested shares of restricted stock, if any, will be forfeited, (c) his right to exercise vested stock options will expire at 12:00 p.m. midnight on the date of such termination or resignation and all stock options not so exercised will be forfeited, (d) his indemnification agreement will continue in force, (e) the Escrow Agreement, if then in force, will continue in force, unless such agreement is thereafter amended or terminated pursuant to its terms, (f) he will be entitled to the lifetime group insurance benefits described in paragraph 5.2 above except that any future amendments to such benefits shall apply to him in the same manner as such amendments apply to other employees and (g) his Severance Agreement and all rights thereunder will terminate as of such termination or resignation date unless a Change in Control or Potential Change in Control (as such terms are defined in the Severance Agreement) has occurred prior to such termination or resignation date.

     If Executive's Severance Agreement is in force upon a Change in Control (as defined in the Severance Agreement), the provisions of this paragraph 7.2 will not be applicable if he resigns (with or without Good Reason) within two (2) years after the Change in Control, and in the event of such resignation after a Change in Control he will be entitled to the payments, rights and benefits as provided in paragraph 10 below.

     7.3 If Executive retires anytime after June 30, 1997, and prior to the Termination Date, any stock options and shares of restricted stock scheduled to vest during the two years after the date of retirement shall vest immediately on the date of retirement. If Executive retires after the Termination Date, all unvested stock options and shares of restricted stock shall vest immediately on the date of retirement. Except as provided in this paragraph, all other provisions of Paragraph 7.2 shall apply if Executive retires without Good Reason. This provision shall survive the termination of the agreement, but shall not apply if Executive could, at the time of retirement, be discharged for Cause.

8.   Death

     In the event of Executive's death prior to the Termination Date, during his employment under this Agreement, his salary and all rights and benefits under this Agreement will terminate, and his estate and beneficiary(ies) will receive the benefits they are entitled to under the terms of the Company's benefit plans and programs by reason of a participant's death during active employment including the death benefits provided by the EDCP and the applicable rights and benefits under the Company's stock plans. The Escrow Agreement if then in force will continue in force (subject to its amendment or termination in accordance with its terms) for the benefit of Executive's beneficiaries until his deferred compensation accounts are paid in full, and Executive's indemnification agreement will continue in force for the benefit of his estate.

9.   Disability

     In the event of Executive's disability prior to the Termination Date, during his employment, he will be entitled to apply at his option for the Company's long term disability benefits. If he is accepted for such benefits, then the terms and provisions of the Company's benefit plans and programs (including the EDCP and the Company's Stock Option and Restricted Stock Plans) that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that (a) the Escrow Agreement (if then in force) and his indemnification agreement will continue in force (the Escrow Agreement will be subject to amendment or termination in accordance with its terms), and (b) he will be entitled to the lifetime group insurance benefits described in paragraph 5.2. If Executive is disabled so that he cannot perform his duties (as determined by the HRC), and if he does not apply for long term disability benefits or is not accepted for such benefits, then the Board may terminate his duties under this Agreement and, in such event, he will receive two years salary continuation together with all other benefits, and during such period of salary continuation any stock options and restricted stock grants then in existence will continue in force for vesting purposes. However, during such period of salary continuation for disability, Executive will not be eligible to participate in the annual bonus plan nor will he be eligible to receive stock option or restricted stock grants or any other long term incentive awards except to the extent approved by the HRC.

10.  Change in Control

     If a Change in Control as defined in Executive's Severance Agreement occurs prior to Executive's termination of employment and if the Severance Agreement is in force when the Change in Control occurs, then, upon his termination or voluntary or involuntary resignation within two years after the Change in Control (including termination on December 31, 1999 due to expiration of this Agreement), except if his termination of employment is for "Cause," "Disability" or "Retirement" as set forth in the Severance Agreement, he will be entitled to all the rights, payments and benefits provided under his Severance Agreement including the benefits that the Severance Agreement provides with respect to the benefit plans and programs of the Company resulting from his termination or voluntary resignation, in lieu of the rights and benefits that would otherwise apply under this Agreement by virtue of his termination or resignation, provided that (a) the Escrow Agreement (if then in force) and his indemnification agreement will continue in force (the Escrow Agreement will be subject to amendment or termination in accordance with its terms) and (b) he will be entitled to the lifetime group insurance benefits described in paragraph 5.2.

11.   Definitions of Cause and Good Reason.

      11.1 Cause. Termination by the Company of this Agreement for "Cause" shall mean termination upon the Executive's engaging in willful and continued misconduct, or the Executive's willful and continued failure to substantially perform his duties with the Company (other than due to physical or mental illness), if such failure or misconduct is materially damaging or materially detrimental to the business and operations of the Company; provided that Executive shall have received written notice of such failure or misconduct and shall have continued to engage in such failure or misconduct after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that Executive has engaged in such failure or misconduct. For purposes of this Paragraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of failure to substantially perform his duties or of misconduct in accordance with the first sentence of this paragraph, and of continuing such failure to substantially perform his duties or misconduct as aforesaid after notice from the Board, and specifying the particulars thereof in detail.

     11.2 Good Reason. "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (e),
(f) or (g), such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his resignation for Good Reason:

     (a) The assignment to Executive of any duties inconsistent with his status as Chief Executive Officer of the Company or a substantial adverse alteration in the nature or status of his responsibilities;

     (b) A reduction by the Company in his annual base salary of $310,000 or as the same may be increased from time to time pursuant to paragraph 4 hereof;

     (c) The relocation of the Company's principal executive offices where Executive is working to a location more than 50 miles from the location of such offices on the date of this Agreement, or the Company's requiring Executive to be based anywhere other than the location of the Company's principal offices where Executive is working on the date of this Agreement except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations;

     (d) The failure by the Company, without Executive's consent, to pay to him any portion of his current compensation except pursuant to a compensation deferral elected by the Executive, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty days of the date such compensation is due;

     (e) Except as permitted by this Agreement, the failure by the Company to continue in effect any compensation plan in which Executive is participating on the date of this Agreement which is material to Executive's total compensation, including, but not limited to, the Company's annual bonus plan, the EDCP (which may be modified or terminated as to further deferrals after 1995), the Restricted Stock Plan, or the Stock Option Plan or any substitute plans unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants at Executive's grade level;

     (f) The failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under the S&RP, except as required by law, and the life insurance, medical, health and accident, and disability plans in which Executive is participating on the date of this Agreement, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on the date of this Agreement except as permitted by this Agreement, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled; or

     (g) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 hereof.

     Executive's right to terminate his employment pursuant to this Agreement for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

12. Non-Competition Agreement.

     12.1 For a period of two years after Executive's full-time, active employment (which period, for purposes of this paragraph 12.1, shall not include employee status as a consultant-employee in paragraph 6.2(a)) with the Company (or with a direct or indirect subsidiary of the Company) ends, he will not, directly or indirectly, solicit or recruit any employee of the Company or of any of its direct or indirect subsidiaries, and he will not engage (as an employee, consultant, director, investor, contractor, or otherwise) directly or indirectly in any business in the United States, Canada or Mexico that is competitive with any business that the Company or its direct or indirect subsidiaries are engaged (as owner, manager, consultant, licensor, partner, or otherwise) in at the time such employment ends except with the prior specific approval of the Board.

     12.2 If Executive breaches any of the above covenants in 12.1, then the Board may terminate any of his rights under this Agreement upon thirty days written notice whereupon all of the Company's obligations under this Agreement shall terminate (including, without limitation, the right to lifetime group insurance) without further obligation to him except for obligations that have been paid, accrued or are vested as of or prior to such termination date. In addition the Company shall be entitled to enforce any such covenants including obtaining monetary damages, specific performance and injunctive relief.

13. Binding Arbitration.

     Any and all claims, disputes or controversies arising out of or related to this Agreement or the breach thereof shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the "AAA") then in existence, subject to this paragraph 13. Such arbitration shall be conducted by a panel of three arbitrators. The Executive shall appoint one arbitrator, the Company shall appoint one arbitrator, and the third shall be appointed by the two arbitrators appointed by the parties. The third arbitrator shall serve as chairman of the panel. The parties shall appoint their arbitrators within 30 days after the demand for arbitration is served, failing which the AAA promptly shall appoint a defaulting party's arbitrator, and the two arbitrators shall select the third arbitrator within 15 days after their appointment, or if they cannot agree or fail to so appoint, then the AAA promptly shall appoint the third arbitrator. The arbitrators shall render their decision in writing within 60 days after the close of evidence or other termination of the proceedings by the panel. The determination or award rendered in such arbitration shall be binding and conclusive upon the parties and shall not be appealable, and judgment may be entered thereon in accordance with applicable law in any court of competent jurisdiction. Any hearings in the arbitration shall be held in Memphis, Tennessee, and shall be private and not open to the public. Each party shall bear the fees and expenses of its arbitrator, counsel and witnesses, and the fees and expenses of the third arbitrator shall be shared equally by the parties. Other costs of the arbitration, including the fees of AAA, shall be shared equally by the parties.

14.  Assumption of Agreement on Merger, Consolidation or Sale of
Assets.

     The Company agrees that until the termination of this Agreement as above provided, it will not enter into any merger or consolidation with another company in which the Company is not the surviving company, or sell or dispose of all or substantially all of its assets, unless the company which is to survive such merger or consolidation or the prospective purchaser of such assets first makes a written agreement with the Executive either (1) assuming the Company's financial obligations to the Executive under this Agreement, or (2) making such other provision for the Executive as is satisfactory to the Executive and approved by him in writing in lieu of assuming the Company's financial obligations to him under this Agreement.

15.  Assurances on Liquidation.

     The Company agrees that until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement or, at the discretion of the Executive, a written agreement with the Executive satisfactory to and approved by him in writing, in fulfillment of or in lieu of its obligations to him under this Agreement.

16.  Amendments.

     This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.

17.  Assignment.

     17.1 Except as otherwise provided in paragraph 17.2, this Agreement cannot be assigned by either party hereto except with the written consent of the other. Any assignment of this Agreement by either party hereto shall not relieve such party of its or his obligations hereunder.

     17.2 The Company may elect to perform any or all of its obligations under this Agreement through its wholly-owned subsidiary, Promus Hotels, Inc., or another subsidiary, and if the Company so elects, Executive will be an employee of Promus Hotels, Inc., or such other subsidiary. Notwithstanding any such election, the Company's obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.

18.  Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.

19.  Choice of Law.

     This Agreement shall be governed by the law of the State of Tennessee as to all matters, including but not limited to matters of validity, construction, effect and performance.

20.  Severability of Provisions.

     In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.


                                   /s/ Raymond E. Schultz
                                   Raymond E. Schultz

(Corporate Seal)                   PROMUS HOTEL CORPORATION



                                   By:




ATTEST:


            Secretary




                    Summary of Employment Agreement
                                  of
                          Raymond E. Schultz


     1. Term: Four and one-half (4 1/2) years from July 1, 1995 to December 31, 1999.

     2. Duties: Chief Executive Officer, or as otherwise determined by the Board.

     3. Compensation and Benefits: He receives an annual salary of $310,000, plus merit increases as determined by the Human Resource Committee, incentive compensation, and benefits including use of company aircraft for business, family and personal use and appropriate security arrangements. Following any termination of employment, he will receive lifetime health and life insurance benefits at Company expense as provided to retired management directors.

     4.  Termination without Cause or Resignation For Good Reason:
The Board can terminate him without cause, or he can resign for "Good Reason." If either occurs, he will receive two years salary continuation as a employee-consultant plus benefits (except for new stock grants and annual bonus). His unvested stock options and restricted stock continue in force for vesting purposes during the two year period, and any that do not vest during that period will be forfeited. His EDCP will vest at the retirement rate on the date of termination of active employment.

     Note: "Good Reason" includes such events as an adverse change in his duties, salary reduction, decreased benefits, or a relocation of his office by more than 50 miles.

     5.  Termination for Cause; Resignation Without Good Reason;
Retirement: The Board can terminate him for "Cause." If so, or if he resigns without Good Reason, any unvested options and restricted stock are forfeited. However, if he retires after June 30, 1997 but before December 31, 1999, any stock options and restricted stock scheduled to vest during the next two years vest immediately; if he retires after December 31, 1999, all unvested options and shares of restricted stock vest immediately. He can exercise vested stock options up to 12:00 p.m. on the termination date. Benefits cease except for lifetime health insurance.

     6. Expiration of Agreement: Upon expiration of the agreement, all salary and benefits will cease (except for lifetime health insurance).

     7. Change in Control: If he resigns or is terminated (except due to death, disability or retirement) within two years after a change in control, he receives benefits under his severance agreement in lieu of salary continuation or other rights under his employment agreement.

     8. Death: Upon his death, the employment agreement terminates, and his beneficiary/estate will receive the benefits normally provided to the beneficiaries of a deceased employee.

     9. Disability: Upon disability, he can apply for standard long-term disability benefits. If he does not apply or does not qualify, and if the Human Resources Committee nevertheless determines he is unable to perform his job, the Board can terminate his agreement. If this occurs, he will receive two years salary continuation and all benefits (except for new stock grants and annual bonus), and his unvested options and restricted stock will continue in force for vesting purposes during the salary continuation period. He will receive lifetime insurance benefits. If he does qualify for long-term disability, then the terms of the applicable plans and programs will apply in lieu of salary and benefits under this agreement.

     10.  Escrow Agreement (Rabbi Trust) and Indemnification
Agreement: If his employment terminates for any reason, his indemnification agreement will continue in effect, and the Escrow
Agreement will continue in effect subject to amendment or termination under its own terms.

     11. Covenant Not to Compete: For two years after his termination of employment status or consultancy, he agrees not to engage directly or indirectly in any business in the U.S., Mexico, or Canada that is competitive with any business of the Company and not to solicit or recruit Promus Hotel employees without prior specific Board approval.

     12. Arbitration: All disputes under the agreement are to be settled by binding arbitration with each party bearing its own cost and expenses.

     13. Merger/Liquidation: The Company cannot liquidate or merge into another company unless the new company assumes the financial obligation of the employment agreement or unless a settlement agreement is entered into that is satisfactory to him.

     14. Employment by Subsidiary: He may legally be an employee of Promus Hotels, Inc., or another Promus Hotel Corporation subsidiary, but Promus Hotel Corporation will remain primarily obligated for the obligations under this agreement.